                                  EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                            CERULEAN COMPANIES, INC.*


                                    ARTICLE I
                                 CORPORATE NAME

   The name of the corporation (the "Corporation") is: CERULEAN COMPANIES, INC..


                                   ARTICLE II
                                CLASSES OF STOCK

         Section 2.1. Authorized Stock. The Corporation shall have authority to issue the following classes of shares, in the number and designation set forth below:

                  Class                                                       Number of Shares
                  -----                                                       ----------------
                  Class A Convertible Common Stock ("Class A Stock")                50,000,000
                  Class B Convertible Preferred Stock ("Preferred Stock")               49,901
                  Common Stock ("Common Stock")                                    100,000,000

         Section 2.2. Blank Preferred Stock. In addition to the above authorized classes, except as otherwise provided in the Georgia Business Corporation Code (the "Code"), the Corporation is authorized to issue an additional class or classes of preferred stock (the "Blank Preferred Stock"), which may be divided into two (2) or more series; provided, however, for so long as any shares of Preferred Stock are issued and outstanding, the Corporation shall not issue any such additional class or series of preferred stock (including any Blank Preferred Stock) without the consent or approval (in writing or as documented in minutes of the Corporation) of the holders of a majority of the shares of Preferred Stock then issued, outstanding and entitled to vote. The number of such shares of Blank Preferred Stock that the Corporation is authorized to issue is 100,000,000. The preferences, limitations and relative rights granted to and imposed upon such Blank Preferred Stock shall be determined by the Board of Directors of the Corporation as provided in Section 14-2-602 of the Code.


                                   ARTICLE III
                                  CLASS A STOCK

         Shares of Class A Stock shall have the following preferences, privileges and limitations:

         Section 3.1. Voting. Except as otherwise provided in the Code:

                  (a) In the event no shares of Common Stock or Preferred Stock are issued, outstanding and entitled to vote, all rights to vote shall be vested in the holders of the outstanding shares of Class A Stock, or the Blank Preferred Stock as designated by the Board of Directors pursuant to Section 2.2.




-------------------------------
* As filed and corrected with the Secretary of State of Georgia

                  (b) (i) If any shares of both Preferred Stock and Class A Stock are issued and outstanding, the holders of the outstanding shares of Class A Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Corporation, shall be entitled to elect two Directors of each class of Directors (as described in Article
                  IX), each of which shall be designated a "Class A Designated Director" in accordance with the procedures set forth in this
                  Section 3.1(b)(i). Beginning at or prior to the first annual meeting of shareholders ("Year One"), a special nominating committee composed of two Continuing Directors (as hereinafter defined) and two Preferred Designated Directors (as hereinafter defined) will nominate two Class A Designated Directors to be voted on by all of the holders of the Class A Stock at such annual meeting. At or prior to the annual meeting of shareholders held in the following year ("Year Two"), a special nominating committee composed of two Continuing Directors and the two Class A Designated Directors would nominate two additional Class A Designated Directors, again to be voted on by all of the holders of Class A Stock at such annual meeting. At or prior to the annual meeting of shareholders held in the year after Year Two ("Year Three"), a nominating committee composed of two Continuing Directors and the four Class A Designated Directors would nominate two additional Class A Designated Directors, again to be voted on by all of the holders of the Class A Stock at such annual meeting. At the annual meeting of shareholders held in the year after Year Three and at each annual meeting until the occurrence of a Stock Conversion (as hereinafter defined), a special nominating committee composed of the six Class A Designated Directors would nominate, and the holders of the Class A Stock would be entitled to elect, two Class A Designated Directors each year to replace the two Class A Designated Directors whose terms expire during such year.

                           (ii) Notwithstanding any nomination by a special
                  nominating committee in any year, the holders of the Class A Stock shall be entitled to nominate and elect any eligible individual to fill the Class A Designated Director positions subject to election in such year, as provided in the Code.

                  (c) On all other matters to come before the stockholders other than the election of the Directors as provided for above, the holders of the Class A Stock shall be entitled to vote as a class and each share of Class A Stock shall have one vote.

         Section 3.2. Dividends. Subject to Section 4.3, dividends may be declared for distribution from time to time to the holders of shares of Class A Stock at the discretion of the Board of Directors of the Corporation.

         Section 3.3. Liquidation. Subject to the provisions of Section 6.3(b):

                  (a) The holders of shares of Class A Stock shall be entitled to receive any distributions of the Corporation's assets upon the liquidation, dissolution or winding up of the Corporation, but only after and on the condition that all the holders of issued and outstanding shares of Preferred Stock, if any, shall have received an amount of such assets equal to $1,000 per share of Preferred Stock (the "Stated Value"), plus all accrued and unpaid dividends.

                  (b) If upon any dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable as aforesaid among the holders of the Preferred Stock shall be insufficient to permit the payment to them of the full amounts to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of


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
         the Preferred Stock in proportion to the sum of their respective per share liquidation values, including all accrued and unpaid dividends, until payment in full of such amount per share.

                  (c) After payment or distribution to the holders of the Preferred Stock of the full amounts set forth in paragraphs (a) and (b) of this Section 3.3, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Class A Stock then issued and outstanding.

                  (d) In the event no Class A Stock or Preferred Stock is issued and outstanding at the time of a dissolution, liquidation or winding up, the entire assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock then issued and outstanding.

         Neither the consolidation nor the merger of the Corporation into or with another corporation or corporations shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.3.

         Section 3.4. Transfer Restriction. Shares of Class A Stock may not be sold, transferred, encumbered, pledged or otherwise disposed of, prior to December 1, 1998, except: (a) upon the death of the holder of such shares, in which case such shares may be transferred by such holder's estate to an heir taking by law or pursuant to testamentary succession, (b) by operation of law or
(c) as required by a final judicial decree.

         Section 3.5. Right of First Refusal.

                  (a) Subject to the limitations set forth in Section 3.5(b), during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Class A Stock (the "Offeror") desires to sell all or any portion of such Class A Stock, such holder shall first offer such shares of Class A Stock (the "Offered Shares") to the Corporation by giving written notice of his intention to dispose of such Offered Shares (the "Notice"). The Notice must name the type of disposition, the proposed purchaser, the number of Offered Shares, the price per share and the terms of payment. The Corporation may accept such offer with respect to all, but not less than all, of the Offered Shares, within thirty (30) days following receipt of the Notice. The Corporation may exercise its option by giving notice of such exercise to the Offeror. If any of the consideration for the Offered Shares consists of anything other than cash, the Corporation may substitute for such consideration the cash equivalent as reasonably determined by the Corporation.

                  (b) The Corporation may exercise its right of first refusal set forth in Section 3.5(a) to acquire only up to two percent (2%) of the issued and outstanding shares of Class A Stock in any one calendar year, unless the holders of a majority of the Preferred Stock then issued, outstanding and entitled to vote, approve of the acquisition of a larger percentage of Class A Stock.

                  (c) If the right of first refusal provided above is not exercised as to all of the Offered Shares or if the purchase by the Corporation is not consummated within the time specified in this Section, through no fault of the Offeror, the Offeror may transfer the Offered Shares to the proposed purchaser, at the price and on the terms and conditions set forth in the Notice. If the transfer of the Offered Shares by the Offeror to the proposed purchaser named in the Notice is not made within thirty (30) days after the date the Offeror became free to transfer, the right to transfer in accordance with the Notice will expire.


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                                   ARTICLE IV
                                 PREFERRED STOCK

         Section 4.1. Voting. Except as otherwise provided in the Code:

                  (a) Election of Board of Directors. So long as any shares of Preferred Stock are issued, outstanding and entitled to vote: (i) the holders of the Preferred Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Corporation, shall be entitled to nominate and elect two (2) Directors of the Corporation who shall be designated "Preferred Designated Directors"; and (ii) the holders of the Preferred Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Corporation, shall be entitled to elect all of the remaining Directors of the Corporation (other than the Class A Designated Directors).

                  (b) Other Matters. On all matters to come before the stockholders, other than the election of the Directors provided for in
         Section 4.1(a) above or Section 3.1 hereof, the holders of the Preferred Stock shall be entitled to vote as a class and each share of Preferred Stock which is issued, outstanding and entitled to vote shall have one vote, and no vote of the holders of the Preferred Stock shall be deemed the vote of the class unless there shall have been an affirmative vote or consent of the holders of a majority of the shares of Preferred Stock, then issued, outstanding and entitled to vote.

         Section 4.2. Liquidation Preference. Subject to the provisions of
         Section 6.3(b), upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3.3 hereof.

         Section 4.3. Dividends.

                  (a) The holders of Preferred Stock shall be entitled to receive, out of funds at the time legally available therefor, dividends at the rate of $60.00 per annum per share, on and prior to December 1, 1998 and $100.00 per annum per share after December 1, 1998, and no more, which shall be fully cumulative and shall accrue without interest from the date of original issuance. Dividends are payable in cash annually in arrears. Such dividends shall be due and payable on December 1 of each year commencing December 1, 1996 (each, a "Dividend Due Date") to the holders of Preferred Stock of record as such holders' names appear in the securities register of the Corporation on the record date fixed by the Board of Directors, which shall be not more than sixty (60) nor less than ten (10) days preceding each Dividend Due Date. If any Dividend Due Date is not a Business Day as defined below, then such dividend shall be payable on the next Business Day following such Dividend Due Date, provided that, for the purposes of computing such dividend payment, no interest or sum in lieu of interest shall accrue from such Dividend Due Date. For purposes hereof, the term Business Day shall mean any day except a Saturday or Sunday or any day on which banking institutions are authorized or required to close in Atlanta, Georgia or New York, New York. Dividends on account of dividends in arrears for any past dividend period may be declared at any time and paid on any Business Day, without reference to any regular Dividend Due Date. The amount of dividends payable for the initial dividend period and any period shorter than a full annual dividend period shall be computed on the basis of a 360-day year of twelve thirty (30) day months. Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata among all such shares of Preferred Stock issued, outstanding and entitled to vote at the time.


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
                  (b) So long as any shares of Preferred Stock are issued, outstanding and entitled to vote, without the approval of the holders of a majority of the Preferred Stock, then issued, outstanding and entitled to vote, (i) no dividends, in cash, stock or other property, may be paid or declared and set aside for payment or any other distribution made upon any stock of the Corporation and (ii) except as provided in Section 3.5 hereof, no stock of the Corporation other than the Preferred Stock may be (A) redeemed pursuant to a sinking fund or otherwise or (B) purchased or otherwise acquired for any consideration by the Corporation.

         Section 4.4. Redemption of Preferred Shares.

                  (a) The Corporation shall not have the right at its option to redeem any shares of the Preferred Stock.

                  (b) Each holder of the Preferred Stock shall have the option to require the Corporation to redeem for cash any or all of such holder's outstanding shares of Preferred Stock (i) after the effective date of a "Change in Control," (provided, however, that a majority of the members of the Board of Directors shall have first approved such Change in Control) or (ii) on December 1, 2001 (the "Conversion Redemption"). If the effective date of such a Change in Control or Conversion Redemption is also a Stock Conversion (as hereinafter defined), the holders of Preferred Stock, in lieu of such redemption, may at their option have their shares of Preferred Stock converted to Common Stock on the Redemption Date (as defined below), as provided in
         Article VI hereof. Preferred Stock shall be deemed outstanding for the sole purpose of executing the rights of the holders thereof under this
         Section 4.4(b). The holders of the Preferred Stock may exercise the right to have shares of Preferred Stock so redeemed by providing written notice to the Corporation no later than fifteen (15) days prior to the Redemption Date, specifying the number of shares of Preferred Stock to be redeemed. The "Redemption Date" shall be (i) in the case of a Change of Control, the date established by the Board of Directors, but not less than thirty (30) or more than sixty (60) days after the effective date of the Change in Control or (ii) in the case of the Conversion Redemption, December 1, 2001. The Corporation shall pay to each holder who has given such redemption notice an amount per share (in cash) equal to $1,250 per share (or in the case of a Conversion Redemption, $900 per share), plus accrued and unpaid dividends as of the Redemption Date. The Corporation shall notify the holders of the Preferred Stock in writing (i) of the occurrence of a Change in Control and the related Redemption Date within fifteen (15) days after the effective date of such Change in Control and (ii) of a Conversion Redemption no later than November 1, 2001. For purposes of this Section 4.4(b), a Change in Control will be deemed to have occurred at such time as any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act (as defined in
         Section 12.1), other than the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation), is or becomes the Beneficial Owner (as defined in Section 12.1 hereof), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of capital stock of the Corporation entitling such person to exercise fifty percent (50%) or more of the total voting power of capital stock of the Corporation entitled to vote generally in the election of directors.

                  (c) On or before the Redemption Date, each holder of the Preferred Stock to be redeemed shall surrender the certificate or certificates representing the shares of Preferred Stock to be redeemed to the Corporation free and clear of all liens, claims and encumbrances and, thereupon, the redemption price for such Preferred Stock shall be payable in immediately available funds to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares


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
         represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares of Preferred Stock.

                  (d) In the event shares of Preferred Stock to be redeemed pursuant to this Section 4.4 are uncertificated, the shares of Preferred Stock to be redeemed shall be canceled on the books and records of the Corporation and the Corporation shall deliver notice thereof to the holders of such Preferred Stock along with payment of the redemption price therefor.

         Section 4.5. Preemptive Rights. Subject to the provisions of Article XII hereof:

                  (a) If the Corporation proposes to issue, grant or sell shares of Common Stock or Rights to acquire Common Stock pursuant to the first offering of Common Stock which is registered under the Securities Act of 1933, as amended (the "Securities Act"), or any corresponding securities laws of any foreign jurisdiction (the "Foreign Laws"); the Corporation shall first give to each holder of the Preferred Stock a notice (x) setting forth the information required or permitted to be included therein by Rule 134 or other applicable provisions under the Securities Act or the Foreign Laws, and (y) including the range of prices within which the Corporation anticipates offering such shares. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Corporation no later than fifteen (15) days after receipt by such holder of the Corporation's notice, to purchase such holder's "Common Proportionate Share" (as defined in Section 4.5(c)), or any portion thereof, of such shares or Rights for the same price and on the same terms as offered to the public purchasers of such Common Stock.

                  (b) If the Corporation proposes to issue, grant or sell shares of its Preferred Stock or Rights to acquire shares of its Preferred Stock, the Corporation shall first give to each holder of the Preferred Stock a notice setting forth in reasonable detail the price and other terms on which such shares of Preferred Stock or Rights are proposed to be issued, granted or sold, and the amount thereof proposed to be issued, granted or sold. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Corporation no later than thirty (30) days after receipt by such holder of the Corporation's notice, to purchase such holder's "Preferred Proportionate Share" (as hereinafter defined), or any portion thereof, of such shares of Preferred Stock or Rights for the same price and on the same terms as set forth in the Corporation's notice. For purposes of this Section 4.5(b), a holder's "Preferred Proportionate Share" shall mean the quotient which results when the number of shares of Preferred Stock issued, outstanding and entitled to vote then held by such holder is divided by the total number of shares of Preferred Stock issued, outstanding and entitled to vote at that time.

                  (c) If the Corporation proposes to issue, grant or sell shares of Common Stock or Rights to acquire Common Stock except pursuant to the first offering of Common Stock which is registered under the Securities Act or the Foreign Laws, the Corporation shall first give to each holder of the Preferred Stock a notice setting forth in reasonable detail the price and other terms on which such shares of Common Stock or Rights are proposed to be issued, granted or sold, and the amount thereof proposed to be issued, granted or sold. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Corporation no later than thirty (30) days after receipt by such holder of the Corporation's notice, to purchase such holder's "Common Proportionate Share" (as hereinafter defined), or any portion thereof, of such shares of Common Stock or Rights for the same price and on the same terms as set forth in the Corporation's notice. For purposes of this Section 4.5(c), a holder's "Common Proportionate Share" shall mean the quotient which results when (i) the sum of (A) the number of shares of Common Stock then issuable upon conversion of all shares of both the Class A Stock and the Preferred Stock then held by such holder, plus
         (B) the number of shares of Common Stock then held by such holder, is

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
         divided by (ii) the sum of (A) the total number of shares of Common Stock issuable upon conversion of all shares of both the Class A Stock and the Preferred Stock issued, outstanding and entitled to vote, plus
         (B) the number of shares of Common Stock issued and outstanding at that time.

                  (d) Any notice provided by such holder of Preferred Stock exercising the right to purchase shares or Rights pursuant to Sections 4.5(b) and (c) shall constitute an irrevocable commitment to purchase from the Corporation such holder's Preferred Proportionate Share, Common Proportionate Share, or a portion thereof, as specified in such notice. The closing of the purchase of shares or Rights by a holder of Preferred Stock pursuant to Sections 4.5(b) and (c) above shall take place at least two (2) business days after the notice of exercise, except pursuant to the first offering of Common Stock which is registered under the Securities Act or the Foreign Laws. The closing of the purchase of shares pursuant to Section 4.5(a) hereof shall take place after a registration statement with respect to the shares or Rights to be purchased by such holder has been declared effective by the Securities and Exchange Commission or the corresponding regulatory body which governs the registration statements under such Foreign Laws.

                  (e) For purposes of Sections 4.5(b) and (c) above, from the expiration of the thirty (30) day period provided in such sections and for a period of ninety (90) days thereafter, the Corporation may only offer, issue, grant or sell shares of capital stock or Rights subject to the preemptive rights provided in such sections at a price and on terms no less favorable to the Corporation than the terms and conditions set forth in the notice provided by the Corporation to the holders of Preferred Stock pursuant to such sections. All shares subject to such preemptive rights which are not sold by the Corporation within such ninety (90)-day period are once again subject to the preemptive rights set forth in this Section 4.5.

                  (f) The provisions of this Section 4.5 shall not apply to (i) the grant of stock options or shares of the Corporation's stock issued pursuant to stock ownership, stock purchase or other similar plans duly approved by the Finance Committee and the Board of Directors of the Corporation; (ii) the issuance of shares of capital stock upon the exercise of any stock options granted pursuant to a plan described in
         (i); (iii) the issuance of shares of capital stock pursuant to any Rights as to the issuance, granting or sale of which the Corporation has previously complied with the provisions of this Section 4.5; (iv) the issuance of any shares in order to effect any approved merger, consolidation or other acquisition of any business, division or assets;
         (v) the issuance of shares for consideration other than cash as a part of a transaction involving the purchase, leasing (as lessee) or licensing (as licensee) by the Corporation of goods, services, equipment or intellectual property rights that are to be used by the Corporation or its subsidiaries for bona fide operating purposes; (vi) the issuance of shares of Class A Stock in accordance with the Conversion Plan (filed pursuant to O.C.G.A. Section 33-20-34) approved by the Georgia Department of Insurance; or (vii) shares of Common Stock issued to holders of Class A Stock and Preferred Stock solely as a result of a Stock Conversion.

                  (g) As used herein, "Rights" shall mean any options, warrants or rights exercisable for, or otherwise giving the holder thereof the right to acquire, or securities (other than Class A Stock and Preferred Stock) convertible into, or exchangeable for, directly or indirectly, any capital stock or any other such options, warrants, securities, rights or instruments or any instrument the value of which is measured by reference to the value of capital stock.


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
                                    ARTICLE V
                                  COMMON STOCK

         Shares of Common Stock shall have the following preferences, privileges and limitations:

         Section 5.1. Issuance. For so long as any shares of Preferred Stock are issued, outstanding and entitled to vote, the Corporation shall not issue shares of Common Stock or Rights to acquire Common Stock unless (i) approved by the holders of a majority of the Preferred Stock, issued, outstanding and entitled to vote or (ii) upon a Stock Conversion, including the first offering of Common Stock registered under the Securities Act.

         Section 5.2. Voting Rights. Subject to Section 4.1(a) and the rights of the holders of any Blank Preferred Stock issued pursuant to Section 2.2, and except as provided in Section 12.1(c) hereof or as otherwise provided by the Code, upon issuance of Common Stock, all rights to vote shall be vested in the holders of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

         Section 5.3. Dividends. Dividends may be declared for distribution from time to time to the holders of shares of Common Stock at the discretion of the Board of Directors of the Corporation.


                                   ARTICLE VI
                          CONVERSION OF PREFERRED STOCK
                        AND CLASS A STOCK TO COMMON STOCK

         Section 6.1. Conversion. Shares of Preferred Stock and Class A Stock shall be converted into shares of Common Stock pursuant to a "Discretionary Conversion," an "Automatic Conversion," or a "Preliquidation Conversion" as set forth below ("Stock Conversion").

         Section 6.2. Discretionary Conversion. The Corporation may, upon approval of the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote, convert all, but not less than all, of the issued and outstanding shares of Preferred Stock and the Class A Stock by delivering written notice thereof to the holders of such shares, whereupon each share of such stock automatically shall be converted to Common Stock as set forth in this Article VI on the date determined by the Board of Directors (the "Discretionary Conversion Date").

         Section 6.3. Automatic Conversion and Preliquidation Conversion.

                  (a) Subject to Section 4.4(b), on the earlier of: (i) December 1, 2001; or (ii) the closing date of a public offering of Common Stock registered under the Securities Act, each issued and then outstanding share of Preferred Stock and Class A Stock shall automatically be converted into shares of Common Stock, as set forth in this Article VI, without further action (the "Automatic Conversion").

                  (b) Immediately preceding any liquidation, dissolution or winding-up of the Corporation if approved by the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote, all the then issued and outstanding Preferred Stock and Class A Stock shall automatically be converted, into shares of Common Stock, without further action (the "Preliquidation Conversion").


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
         Section 6.4. Conversion Procedures.

                  (a) Upon any Stock Conversion as set forth in this Article VI, each share of stock shall convert as follows:

                           (i) in the case of the Class A Stock, into one fully paid and nonassessable share of Common Stock; and

                           (ii) in the case of the Preferred Stock, into the
                  number of fully paid and nonassessable shares of Common Stock equal to 0.0004446420631% as adjusted from time to time as provided for herein (as so adjusted, the "Preferred Conversion Percentage") of the number of shares of Common Stock issuable upon conversion of all outstanding Class A Stock and Preferred Stock; (the "Fully Diluted Share Number"), in each case calculated immediately prior to the time the Preferred Stock is converted into Common Stock, but giving effect to any adjustments required by Sections 6.6 and 6.7 hereof immediately after such time of conversion.

                  (b) Subject to the provisions of Article VII hereof, the Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock or Class A Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock, the Class A Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of full shares of Common Stock to which it shall be entitled; and in the case of the Preferred Stock, subject to the provisions of the Code, an amount in cash equal to the accrued but unpaid dividends through the effective date of a Stock Conversion (the "Stock Conversion Date"). Upon the occurrence of a Stock Conversion, a certificate or certificates of Preferred Stock or Class A Stock shall represent the right to receive the full number of shares of Common Stock into which such shares are to be converted and an amount in cash equal to the accrued but unpaid dividends on such shares of Preferred Stock through the Stock Conversion Date. The Corporation shall not be required to convert any shares of Class A Stock or Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Class A Stock or Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Preferred Conversion Percentage on such date. In the event shares to be converted to Common Stock pursuant to this Article are uncertificated, the shares to be converted shall be canceled on the books and records of the Corporation and the Corporation shall evidence such issuance of the Common Stock upon such conversion on such books and records and shall give notice thereof as provided in Section 6.4(d) to the holders of such shares.

                  (c) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. Instead, shares to be issued upon conversion pursuant to this
         Article VI shall be rounded to the nearest whole share (rounding up if .5 shares or more and rounding down if less than .5 shares).

                  (d) The Corporation shall give notice of any Stock Conversion to the holders of the Class A Stock and the Preferred Stock no later than the Stock Conversion Date. Notice to holders of Class A Stock may be perfected by publication or with such other method as may be approved by the Board of Directors.

         Section 6.5. Reservation of Shares; Transfer Tax; Etc.

                  (a) The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Class A Stock and Preferred Stock, such number of shares of its Common Stock, free from preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Class A Stock and Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Georgia, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Class A Stock and Preferred Stock.

                  (b) If any shares of Common Stock required to be reserved for purposes of conversion of the Class A Stock and Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.

                  (c) The Corporation covenants that it will pay any and all issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Class A Stock and Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Class A Stock and Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         Section 6.6. Antidilution Adjustment.

                  (a) The Conversion Price shall initially be equal to the quotient of (i) $49,900,000 divided by (ii) 0.285142857142857 of the number of shares of Class A Stock issued and outstanding immediately after distribution of the shares of Class A Stock to the subscribers of Georgia Blue entitled to the same and shall be adjusted from time to time as provided herein. In case the Corporation shall issue shares of Common Stock at a price, or Rights, having an Exercise Price (as defined below), per share less than the Conversion Price on the date such shares or Rights are issued, the Conversion Price in effect at the opening of business on the day following the date on which such shares or Rights are issued shall be reduced by multiplying the Conversion Price on the date such shares or Rights are issued by a fraction of which: (iii) the numerator shall be the (A) the number of shares of Common Stock issuable upon conversion of all then outstanding Class A Stock and upon exercise of Rights outstanding immediately prior to the time at which such shares or Rights are issued; plus (B) the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so issued, or the number of shares of Common Stock which the aggregate of the Exercise Price of such Rights so issued, would purchase at such Conversion Price; and
         (iv) the denominator shall be the sum of: (A) the number of shares of Common Stock issuable upon conversion of all then outstanding Class A Stock and upon exercise of Rights outstanding immediately prior to the time at which such shares or Rights are issued; plus (B) the number of shares of Common Stock so issued or the number of shares of Common Stock issuable upon the exercise of such Rights so issued, such reduction to become effective immediately after the opening of business on the day following the date on which such shares or Rights are issued. For purposes of this clause, "Exercise Price" of any Rights is the total amount received or receivable by the Corporation as consideration for the issue or sale of such Rights plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon exercise thereof. In case part or all of the subscription or purchase price for the Corporation's Common Stock shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the vote of the Board of Directors of the Corporation.

                  (b) Upon each adjustment of the Conversion Price pursuant to
         Section 6.6(a), the Preferred Conversion Percentage shall be adjusted so that the Preferred Conversion Percentage immediately after such adjustment shall be equal to (i) the product of (A) the Preferred Conversion Percentage immediately prior to such adjustment times (B) the Fully Diluted Share Number immediately prior to such adjustment times (c) the Adjustment Factor (as defined below) divided by (ii) the sum of (A) the number of shares of Common Stock issuable upon conversion of all outstanding Class A Stock plus (B) the quotient of
         (x) the aggregate Stated Value of all outstanding shares of Preferred Stock divided by (y) the Conversion Price, as so adjusted. As used herein, with respect to any adjustment, the "Adjustment Factor" shall be equal to the quotient of (i) the Conversion Price immediately prior to such adjustment divided by (ii) the Conversion Price immediately after such adjustment.

                  (c) Upon the issuance of any shares of Class A Stock after the distribution of shares of Class A Stock referred to in Section 6.6(a), the Conversion Price shall be adjusted so that the Conversion Price immediately after such adjustment shall be equal to the quotient of (i) the product of (A) 175,000,000 times (B) the Conversion Price immediately prior to such adjustment divided by (ii) the sum of (A) the product of (x) the number of shares of Class A Stock so issued times
         (y) the Conversion Price immediately prior to such adjustment plus (B) 175,000,000.

                  (d) No adjustment under this Section 6.6 in the Conversion Price (and, therefore, no adjustment in the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock) shall be required unless such adjustment would require a change of at least one half of one percent (0.5%) in such price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in determining any subsequent adjustment. All calculations under this Section shall be made to the nearest one-hundredth of a cent.

                  (e) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall as soon as practicable, but in no event later than thirty (30) calendar days thereafter:

                           (i) compute the adjusted Conversion Price in accordance with this Section and shall prepare a certificate signed by the principal accounting officer of the Corporation or any other appropriate officer or official of the Corporation setting forth the adjusted Conversion Price and the adjusted number of shares of Common Stock issuable upon conversion of the Preferred Stock and showing in reasonable detail the facts upon which such adjustments are based; and

                           (ii) cause to be given notice to each of the holders
                  of Preferred Stock at such holder's address appearing in the stock register of the Corporation. Such notice shall set forth the adjusted Conversion Price and the adjusted number of shares of Common Stock issuable upon conversion of each share of Preferred Stock. Where appropriate, any such notice may be given in advance and included as part of any other notice required to be mailed under the other provisions of this Section.

                  The failure to give the notice required in this paragraph or any defect therein shall not affect the legality or validity of the event causing the adjustment of the Conversion Price and the number of shares issuable upon conversion of the Preferred Stock or the vote thereon or any other action taken in connection therewith.

                  (f) Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made (i) on account of the grant of any option pursuant to a stock option plan of the Corporation approved by the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote by written consent or at a meeting or
         (ii) on account of any shares of Common Stock or Rights as to which holders of Preferred Stock exercise preemptive rights pursuant to
         Section 4.5 hereof.

         Section 6.7 Repurchase Adjustment. Upon the repurchase or redemption of any Class A Stock by the Corporation, the then current Preferred Conversion Percentage as adjusted from time to time pursuant hereto, shall be further adjusted such that the adjusted Preferred Conversion Percentage shall equal the Preferred Conversion Percentage, times the quotient of (a) "Post-Adjustment Valuation" (as hereinafter defined) divided by (b) Post-Adjustment Valuation less "Class A Repurchases" (as hereinafter defined). As used herein, "Post-Adjustment Valuation" shall equal the sum of (x) $175,000,000 plus (y) the number of shares of Preferred Stock issued and outstanding at the time of such adjustment times $1,000. As used herein, "Class A Repurchases" shall be equal to the total cumulative dollar value of Class A Stock repurchased or redeemed by the Corporation as of the date of such adjustment.


                                   ARTICLE VII
                                  LOCKUP PERIOD

         Section 7.1. Need for Lockup. In order to enhance the value of the Common Stock and achieve orderly trading following any Stock Conversion, sales of Common Stock issued in exchange for Class A Stock (the "Conversion Stock") must be limited for a period of time via a lockup. The lockup is intended to provide for the development of an orderly trading market in the Common Stock, the development of an adequate investment research following of the Corporation, and the promotion of institutional demand for the Common Stock.

         Section 7.2. The Lockup, Duration. The Conversion Stock will be subject to a lockup (a "Lockup") for the following periods (each a "Lockup Period"), during which periods such Common Stock shall, as described below, be issued in uncertificated form and will be subject to the restrictions on sale, pledge or other transfer described in Section 7.4. The first Lockup Period (the "First Lockup Period") will terminate on the six-month anniversary of the Stock Conversion Date. The second Lockup Period (the "Second Lockup Period") will terminate on the twelve-month anniversary of the Stock Conversion Date.

         Section 7.3. Applicability of Each Lockup Period. One-half of all the Conversion Stock will be released from the restrictions of Section 7.4 at the termination of the First Lockup Period, and the remaining one-half of all the Conversion Stock will be released from the restriction of Section 7.4 at the termination of the Second Lockup Period.

         Section 7.4. No Sales or Transfers During Lockup.

                  (a) Except as hereinafter set forth, the Corporation shall not be obligated to recognize during a Lockup Period any sale, pledge, or other transfer of any right or interest in or to any Conversion

         Stock or other securities subject to the Lockup nor shall any such attempted transaction be valid or binding.

                  (b) During a Lockup Period, the Corporation shall recognize the following transfer of rights or interests in or to the Conversion Stock subject to the Lockup: (i) the death of the holder of such shares, in which case such shares may be transferred by such holder's estate to an heir taking by law or pursuant to testamentary succession,
         (ii) a transfer by operation of law or (iii) as required by a final judicial decree.

         Section 7.5. Uncertificated Securities During Lockup. Conversion Stock shall be issued in uncertificated form pursuant to Section 14-2-626 of the Code, an appropriate notice shall be sent to each holder in compliance with Section 14-2-626 of the Code, and no certificates shall be issued for any such Conversion Stock during the Lockup Periods. The issuance and distribution of certificates therefor shall be deferred until the termination of the Lockup Periods applicable to the Conversion Stock to be evidenced by such certificates. All distributions of Conversion Stock, or of securities convertible into or exchangeable for Conversion Stock, as dividends or distributions on account of such uncertificated Conversion Stock subject to the Lockup may, at the discretion of the Corporation, also be subject to the same Lockup, and for the same Lockup Period, as the Conversion Stock in respect of which it is distributed.

         Section 7.6. Distribution of Certificates After Lockup. As soon as reasonably practicable after the expiration of each Lockup Period, the Corporation shall issue to each holder of Conversion Stock upon request, a certificate for the Conversion Stock being released from the Lockup at the end of that Lockup Period, whereupon such Conversion Stock shall cease to be in uncertificated form pursuant to Section 14-2- 626 of the Code, and shall be represented by such certificate pursuant to Section 14-2-625 of the Code. Such certificates shall be mailed by the Corporation to the holders of the Conversion Stock, or, with respect to transfers of such Conversion Stock during the Lockup which the Corporation has recognized pursuant to Section 7.4, to the transferees, in each case at their addresses as they appear in the records of the Corporation.


                                  ARTICLE VIII
                        AMENDMENT OF ARTICLES AND BYLAWS

         Amendments. The Articles of Incorporation and Bylaws of the Corporation may be altered, amended or repealed by the shareholders only upon the affirmative vote of (i) a majority of the members of the Board of Directors and
(ii) a majority (or in the case of amendment of provisions which require a greater percentage, such greater percentage) of the shares of each class of shares then outstanding and entitled to vote thereon; provided, however, that this Article VIII, Sections 9.1 and 9.2 and Article XII of the Articles of Incorporation may be altered, amended or repealed by the shareholders only upon the affirmative vote of (i) a majority of the Board of Directors and (ii) three-fourths of the shares of each class of shares then outstanding and entitled to vote thereon.


                                   ARTICLE IX
                                    DIRECTORS

         Section 9.1 Number and Designation. There shall be up to twenty-one
(21) Directors (with the number fixed from time to time by the Board of Directors), who shall be divided into three (3) classes designated Class One, Class Two and Class Three. The class, names and addresses of the initial Directors are as follows:

                                Class One
                                ---------
      Name                                                 Address
      ----                                                 -------
James E. Albright                                    5408 Tomahawk Drive
                                                     Columbus, Georgia  31907

Elizabeth W. Camp                                    3811 Dumbarton Road
                                                     Atlanta, Georgia  30327

                                Class One
                                ---------
      Name                                                 Address
      ----                                                 -------
Mel H. Gregory, Jr.                                  3350 Peachtree Road, NE
                                                     Atlanta, Georgia 30326

James L. LaBoon,Jr.                                  155 Rock Glen Road
                                                     Athens, Georgia  30606

James H. Leigh, Jr., M.D.                            1527 Burns Drive
                                                     Gainesville, Georgia  30501

Julia L. Mitchell-Ivey                               3508 Midvale Road
                                                     Tucker, Georgia  30084

John B. Zellars                                      3350 Peachtree Road, NE
                                                     Atlanta, Georgia 30326

                                Class Two
                                ---------
      Name                                                 Address
      ----                                                 -------
Louis H. Felder, M.D.                                471 Loridans Drive, N.E.
                                                     Atlanta, Georgia  30342

Edward M. Gillespie                                  12 Indian Creek Road
                                                     Augusta, Georgia  30909

Joseph D. Greene, CLU                                P.O. Box 657
                                                     309 Margarets Road
                                                     Thomson, Georgia  30324

W. Jerry Vereen                                      21 Dogwood Circle
                                                     Moultrie, Georgia  31788

A. Max Walker                                        6215 Riverwood Drive
                                                     Atlanta, Georgia  30328

Dan H. Willoughby, M.D.                              8622 Kent Drive
                                                     Savannah, Georgia  31406

                               Class Three
                               -----------
      Name                                                 Address
      ----                                                 -------
W. Daniel Barker                                     50 South Prado, N.E.
                                                     Atlanta, Georgia  30309

Frank J. Hanna, III                                  Two Ravinia Drive, Suite 1750
                                                     Atlanta, Georgia  30346

R. Pierce Head, Jr.                                  1166 Lullwater Road, N.E.
                                                     Atlanta, Georgia  30307

Charles H. Keaton                                    5025 Midland Trace
                                                     Midland, Georgia  31820

                               Class Three
                               -----------
      Name                                                 Address
      ----                                                 -------
Richard D. Shirk                                     823 Longleaf Drive
                                                     Atlanta, Georgia  30342

Fred L. Tolbert, Jr.                                 2405 East Doublegate Drive
                                                     Albany, Georgia  31707

Charles R. Underwood, M.D.                           425 St. Mary's Lane
                                                     Marietta, Georgia  30064

         Section 9.2. Terms. The initial term of office of the Class One Directors named shall expire upon the annual meeting of shareholders in 1996. The term of office of the Class Two Directors named shall expire upon the annual meeting of shareholders in 1997. The term of office of Class Three Directors named shall expire upon the annual meeting of shareholders in 1998. Upon expiration of the terms of office of the Directors, their successors shall be elected for the term of three (3) years each and shall serve until their successors shall be elected and qualified. Despite the expiration of a Director's term, he or she shall continue to serve until his or her successor is elected and qualified. No decrease in the number of Directors through amendment of these Articles or otherwise shall have the effect of shortening the term of any Director. Directors may succeed themselves.

         Section 9.3. Vacancies. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum, provided, however, if any such vacancy occurs in the office of a Preferred Designated Director, the holders of the Preferred Stock (by vote of the holders of a majority of the Preferred Stock then issued, outstanding and entitled to vote), and only the holders of the Preferred Stock, may designate another person to serve as a Preferred Designated Director at a meeting of the holders of the shares of Preferred Stock called for that purpose or pursuant to unanimous written consent of the holders of the Preferred Stock, as the case may be. In no instance shall the Board of Directors of the Corporation have the power to fill any vacancy in the office of a Preferred Designated Director. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office until the next election of the class of Directors for which such Director shall have been chosen.

         Section 9.4. Removal of Directors. Any director may be removed from office at any time, but only for cause, by the affirmative vote of the shareholders of record holding a majority of the then outstanding shares of stock of each class of shares of the Corporation entitled to vote in elections of such directors at a meeting of the shareholders called for that purpose; provided, however, that notwithstanding the foregoing, a Preferred Designated Director may be removed, with or without cause, by the holders of the Preferred Stock holding a majority of such Preferred Stock issued, outstanding and entitled to vote at a meeting of the holders of Preferred Stock called for that purpose.

         Section 9.5 Constituencies. In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

         Section 9.6 Special Actions. No director shall be required to vote in favor of or against or take any action which is contrary to or violative of the written requirements of Blue Cross and Blue Shield Association.

         Section 9.7. Directors of Subsidiary. The directors of the Corporation shall also serve as directors of Blue Cross and Blue Shield of Georgia, Inc.


                                    ARTICLE X
                     REGISTERED OFFICE AND REGISTERED AGENT

         The registered office of the Corporation shall be located at 3350 Peachtree Road, N.E., Atlanta, Fulton County, Georgia 30326, and the registered agent at such address is Hugh J. Stedman. The initial principal office of the Corporation is 3350 Peachtree Road, N.E., Atlanta, Georgia 30326-1048.


                                   ARTICLE XI
                        LIMITATIONS ON DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE XII
                              ADDITIONAL PROVISIONS

         Section 12.1. Restriction on Acquisition of Securities. Notwithstanding any provisions of the Articles of Incorporation to the contrary, unless approved by two-thirds (2/3) of the Continuing Directors (as hereinafter defined), so long as Common Stock is issued and outstanding, and no Preferred Stock is issued and outstanding, the following provisions shall apply:

                  (a) No Person, including all of its Affiliates and Associates, may, directly or indirectly, whether through merger, consolidation or otherwise, acquire or hold the beneficial ownership of more than the Permissible Ownership Amount of the outstanding shares of any class of equity securities of the Corporation.

                  (b) That portion of shares of a class of outstanding equity securities of the Corporation the beneficial ownership of which is held or acquired by any Person which are in excess of the Permissible Ownership Amount shall be deemed "Excess Shares." If, notwithstanding the prohibition contained in Section 12.1(a), a Person (the "Purported Owner"), shall become the owner of Excess Shares, then:

                           (i) the Excess Shares of such Purported Owner shall, within twenty (20) days following the discovery of the Purported Owner's ownership of the Excess Shares, be transferred to and held in an escrow account, or other similar arrangement, administered by an escrow agent (the "Escrow Agent") for the benefit of such Purported Owner and pursuant to which such Purported Owner does not have the right to vote the Excess Shares;

                           (ii) subject to all applicable securities and other laws, within ninety (90) days following the placement of the Excess Shares with the Escrow Agent (the "Sales Period"), the Escrow Agent shall use its reasonable best efforts to sell, or cause to be sold, the Excess Shares at the highest available price and in a commercially reasonable manner; provided, however, that if such a sale cannot take place within the Sales Period due to restrictions imposed by any applicable securities, stock exchange or other laws, rules, regulations or orders, such Sales Period shall be automatically extended until ninety (90) days following the expiration of all such restrictions; and

                           (iii) cash dividends, distributions, property, sales
                  and other proceeds received by the Escrow Agent with respect to such Excess Shares shall be distributed to the Purported Owner promptly upon the Escrow Agent's receipt thereof, less the Escrow Agent's reasonable fee.

                  (c) Shares of Common Stock Beneficially Owned by any particular person at any time in excess of the Permissible Voting Amount shall not be entitled to vote.

                  (d) As used herein, the following definitions shall apply:

                           "Affiliate" and "Associate" have the respective
                  meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                           Any person will be deemed to be the "Beneficial
                  Owner" of and shall be deemed to "beneficially own" any securities:

                                    (a) which such Person or any of such
                           Person's Affiliates or Associates beneficially owns, directly or indirectly;

                                    (b) which such Person or any of such
                           Person's Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                                    (c) which are beneficially owned, directly
                           or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of any securities of the Corporation.

                           Notwithstanding anything in this definition of
                  Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

                           "Continuing Directors" means the individuals who: (i)
                  are named as members of the Board of Directors of the Corporation in Section 9.1 hereof (other than the Preferred Designated Directors), together with any new directors whose election or nomination to the Board of Directors was approved by a vote of two-thirds (2/3) of the directors then still in office who were such directors or whose election or nomination was previously so approved; (ii) are not Beneficial Owners of more than the Permissible Voting Amount of any outstanding shares of any class of equity securities of the Corporation; and (iii) were not nominated by such Beneficial Owner and, prior to such director's election, did not have any agreement, arrangement, or understanding with any such Beneficial Owner with respect to any action to be taken by such person as a director; provided that no person shall fail to qualify as a Continuing Director solely because such person's nomination was approved by the two Preferred Designated Directors as contemplated by Section 3.1(b) hereof.

                           "Exchange Act" means the Securities Exchange Act of
                  1934, as amended.

                           "Person" shall mean any individual, firm,
                  partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

                           "Permissible Ownership Amount" means 20% of the total
                  shares of Common Stock outstanding at the time this term is applied; provided, however, that the Permissible Ownership Amount then in effect shall be increased to greater than 20% under either or both of the following circumstances: (i) if a majority of the Continuing Directors shall determine in their reasonable judgment that setting the Permissible Ownership Amount then in effect at a percentage greater than the Permissible Ownership Amount then in effect does not have the effect of causing the Corporation to lose its licenses from the Blue Cross and Blue Shield Association (which together with any successor is herein called the "Association") or causing a Terminating Event under the License Addendum between the Corporation and the Association as constituted from time to time (the "License Addendum"), then the Board of Directors shall have the right to change, and shall change, the Permissible Ownership Amount then in effect to such greater amount; and (ii) if the references to 20% in Section 2.1 in the License Addendum between the Corporation and the Association shall be changed to a percentage higher than the Permissible Ownership Amount then in effect, then the Permissible Ownership Amount then in effect shall automatically change to that new percentage.

                           "Permissible Voting Amount" means 5% of the total
                  shares of Common Stock outstanding at the time this term is applied; provided, however that the Permissible Voting Amount then in effect shall be increased to greater than 5% under either or both of the following circumstances: (i) if a majority of the Continuing Directors shall determine in their reasonable judgment that setting the Permissible Voting Amount then in effect at a percentage greater than the Permissible Voting Amount then in effect does not have the effect of causing the Corporation to lose its licenses from the Association or causing a Terminating Event under the License Addendum, then the Board of Directors shall have the right to change, and shall change, the Permissible Voting Amount then in effect to such greater amount; and (ii) if the references to 5% in Section 2.1 in the License Addendum between the Corporation and the Association shall be changed to a percentage higher than the Permissible Voting Amount then in effect, then the Permissible Voting Amount then in effect shall automatically change to that new percentage.

                  (e) Without limiting by implication the generality of the preceding provisions, all of the Common Stock, regardless of how such Common Stock is issued, including but not limited to, Common Stock acquired as the result of being converted from Class A Stock or Preferred Stock into Common Stock, or acquired pursuant to Article IV or VI of these Articles of Incorporation, is subject to all of the limitations of this Article XII.

         Section 12.2. Cumulative Voting. The shareholders do not have the right to cumulate their votes for Directors.

                                  ARTICLE XIII
                                 EFFECTIVE TIME

         Section 13.1. Effective Date. These Articles of Incorporation shall be effective upon the time of filing on the date they are filed, as evidenced by the Secretary of State of Georgia's endorsement hereon.

                                   ARTICLE XIV
                                  INCORPORATOR

         The name and address of the Incorporator is:

                           Blue Cross and Blue Shield of Georgia, Inc.
                           3350 Peachtree Road, N.E.
                           Atlanta, Georgia 30326

         This 2nd day of February, 1996.

                                    BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



                                    By /s/ Richard D. Shirk
                                       -----------------------------------------
                                       Richard D. Shirk
                                       President and Chief Executive Officer
[CORPORATE SEAL]

ATTEST:


/s/ Hugh J. Stedman
------------------------------
Hugh J. Stedman
Assistant Corporate Secretary

                              ARTICLES OF AMENDMENT
                                       OF
                          THE ARTICLES OF INCORPORATION
                                       OF
                            CERULEAN COMPANIES, INC.


         Pursuant to Section 14-2-602 of the Georgia Business Corporation Code, the Articles of Incorporation (the "Articles of Incorporation")of Cerulean Companies, Inc.(the "Corporation") are hereby amended to designate a new series of Preferred Stock.

         Article II, Section 2.2 of the Articles of Incorporation authorizes the issuance by the Corporation, as approved by its Board of Directors with the consent or approval of the holders of a majority of the shares of Class B Convertible Preferred Stock then issued, outstanding and entitled to vote, of up to 100,000,000 shares of an additional class of preferred stock in one or more series, with the shares of each such series having such preferences, limitations and relative rights as may be determined by the Board of Directors and set forth in an amendment to the Articles of Incorporation.

         On July 5, 1998, the Board of Directors of the Corporation duly adopted an amendment (the "Amendment") to the Articles of Incorporation which amends and is a part of the Articles of Incorporation. Effective September 15, 1998, in accordance with Article II, Section 2.2, holders of a majority of the shares of Class B Convertible Preferred Stock approved this amendment.

         In accordance with the provisions of Article II, Section 2.2 of the Articles of Incorporation, this Amendment creates a series of preferred stock, designated "Series A Preferred Stock," and establishes the preferences, limitations and relative rights thereof, as follows:

                            SERIES A PREFERRED STOCK

1.       DESIGNATION AND AMOUNT

         The shares of such series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be not greater than 64,000 shares and shall be issuable by the Corporation only pursuant to the exercise of Warrants for their purchase issued pursuant to the final Judgment and Order of Dismissal entered by the Superior Court of Fulton County, Georgia, dated August 21, 1998, in settlement of litigation styled "Let's Get Together, Inc., et al. v. Insurance Commissioner of the State of Georgia, et al.," bearing Case No. E-61714, and the Stipulation and Agreement of Settlement, dated July 8, 1998, referenced in such order.

2.       DIVIDENDS; REDEMPTION

         (a) Dividends may be declared for distribution from time to time to the holders of shares of Series A Preferred Stock at the discretion of the Board of Directors of the Corporation, provided that, so long as any shares of Class B Convertible Preferred Stock are issued, outstanding and entitled to vote, without the approval of the holders of a majority of the Class B Convertible Preferred Stock then issued, outstanding and entitled to vote, no dividends, in cash, stock or other property, may be paid or declared and set aside for payment or any other distribution made upon the Series A Preferred Stock.

         (b) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3.       VOTING RIGHTS

         The Series A Preferred Stock shall have no voting rights.

4.       TRANSFER; RESTRICTIONS; RIGHT OF FIRST REFUSAL

         (a) Shares of Series A Preferred Stock may not be sold, transferred, encumbered, pledged or otherwise disposed of, prior to December 1, 1998, except: (i) by operation of law or
                  (ii) as required by a final judicial decree.

         (b) Subject to the limitations set forth in this Section below, during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Series A Preferred Stock (the "Offeror") desires to sell all or any portion of such Series A Preferred Stock, such holder shall first offer such shares of Series A Preferred Stock (the "Offered Shares") to the Corporation by giving written notice of his intention to dispose of such Offered Shares (the "Notice"). The Notice must name the type of disposition, the proposed purchaser, the number of Offered Shares, the price per share and the terms of payment. The Corporation may accept such offer with respect to all, but not less than all, of the Offered Shares, within thirty (30) days following receipt of the Notice. The Corporation may exercise its option by giving notice of such exercise to the Offeror. If any of the consideration for the Offered Shares consists of anything other than cash, the Corporation may substitute for such consideration the cash equivalent as reasonably determined by the Corporation.

         (c) The Corporation may exercise its right of first refusal set forth in this Section to acquire only up to two percent (2%) of the aggregate of issued and outstanding Warrants for the purchase of Series A Preferred Stock, shares of Series A Preferred Stock and shares of Class A Convertible Common Stock in any one calendar year, unless the holders of a majority of the Class B Convertible Preferred Stock then issued, outstanding and entitled to vote, approve of the acquisition of a larger percentage of Series A Preferred Stock.

         (d) If the right of first refusal provided above is not exercised as to all of the Offered Shares or if the purchase by the Corporation is not consummated within the time specified in this Section, through no fault of the Offeror, the Offeror may transfer the Offered Shares to the proposed purchaser, at the price and on the terms and conditions set forth in the Notice. If the transfer of the Offered Shares by the Offeror to the proposed purchaser named in the Notice is not made within thirty (30) days after the date the Offeror became free to transfer, the right to transfer in accordance with the Notice will expire.

         (e)      Notwithstanding anything to the contrary herein, Series
                  A Preferred Stock and any security or right into which Series A Preferred is converted or for which it may be exchanged shall be considered Common Stock for purposes of Article XII of the Articles of Incorporation and holders of shares of Series A Preferred Stock or of such other securities or rights shall be subject to all of the provisions and limitations contained in Article XII of the Articles of Incorporation provided that this clause
                  (e) shall not have the effect of increasing the number of shares of actual Common Stock that any person is entitled to vote or beneficially own under said Article XII.

5.       CONVERSION

         (a) Shares of Series A Preferred Stock shall, without any action taken or consideration paid by the holders thereof, be converted into Class A Common Stock Participation Rights (as defined below) pursuant to a "Statutory Vote Conversion" as set forth below.

         (b) The Class A Common Stock Participation Rights of the Corporation (the "Rights") shall not be shares of stock of the Corporation, but instead each Right shall represent an entitlement to all of the economic benefits afforded to a share of Class A Convertible Common Stock of the Corporation as set forth in the Articles of Incorporation of the Corporation, except that the holder of a Right shall not have the right to vote on any matters to come before the stockholders of the Corporation.

         (c) Immediately preceding any event that would require the vote of the holders of shares of Series A Preferred Stock pursuant to any provision of the Georgia Business Corporation Code or otherwise by operation of law, each issued and then outstanding share of Series A Preferred Stock shall automatically be converted into one Class A Common Stock Participation Right, as set forth in this Section 5, without further action (the "Statutory Vote Conversion").

         (d) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion at the office of the Corporation issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of Rights to which it shall be entitled. In the event shares to be converted to Rights pursuant to this Section are uncertificated, the shares to be converted shall be canceled on the books and records of the Corporation, and the Corporation shall evidence such issuance of the Rights upon such conversion on such books and records and shall give notice thereof to the holders of such Rights.

         (e)      Upon the occurrence of any Stock Conversion, as defined in
                  Article VI of the Corporation's Articles of Incorporation, each share of Series A Preferred Stock and each Right shall entitle the holder of such share or Right to all of the economic benefits to which a share of Class A Convertible Common Stock is entitled upon such Stock Conversion, including the receipt of a share of Common Stock, provided that, upon such a Stock Conversion, and as a result thereof, holders of Series A Preferred Stock and/or Rights shall not be entitled to, and shall not receive, any voting rights with respect to any matters to come before the stockholders of the Corporation.

6.       LIQUIDATION

         (a) The holders of Series A Preferred Stock shall be entitled to participate equally, on a share-for-share basis with, and with no preference to, the holders of Class A Convertible Common Stock in any distribution of the Corporation's assets upon the liquidation, dissolution or winding up of the Corporation, but only after and on the condition that all the holders of issued and outstanding shares of Class B Convertible Preferred Stock, if any, shall have received an amount of such assets equal to $1,000 per share of Class B Convertible Preferred Stock, plus all accrued and unpaid dividends.

         (b) If upon any dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable as aforesaid among the holders of the Class B Convertible Preferred Stock shall be insufficient to permit the payment to them of the full amounts to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Class B Convertible Preferred Stock in proportion to the sum of their respective per share liquidation values, including all accrued and unpaid dividends, until payment in full of such amount per share.

         (c) After payment or distribution to the holders of the Class B Convertible Preferred Stock of the full amounts set forth in paragraphs (a) and (b) of this Section 6, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock (or Rights, as the case may be) and Class A Convertible Common Stock then issued and outstanding, with each of such holders having equal right to such distribution, with no preference over any other such holder with respect to such distribution.

         (d) In the event no Series A Preferred Stock (or Rights, as the case may be), Class A Convertible Common Stock or Class B Convertible Preferred Stock is issued and outstanding at the time of a dissolution, liquidation or winding up, the entire assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock then issued and outstanding.

         (e) Neither the consolidation nor the merger of the Corporation into or with another corporation or corporations shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7.       STATUS OF REACQUIRED SHARES

         Shares of Series A Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Series A Preferred Stock which have been redeemed pursuant to the terms of Section 4 hereof) shall be cancelled.

8.       PREEMPTIVE RIGHTS

         Holders of shares of Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

9.       LEGAL HOLIDAYS

         In any case where any dividend payment date, date by which the Corporation must accept an offer to purchase Offered Shares pursuant to Section 4 hereof or the date on which the Series A Preferred Stock is to convert such holder's shares of Series A Preferred Stock to Rights shall not be a Business Day (as defined below), then notwithstanding any other provision hereof, payment of a dividend due or purchase price, acceptance of such offer or conversion of the shares of Series A Preferred Stock need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date or last acceptance date or the last day for conversion. As used in this Section 10, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the State of Georgia are authorized or obligated by law or executive order to close.